Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR & MEDIA CONTACT:
Justin Schakelman
Theater Xtreme Entertainment Group, Inc.
302-455-1334 x113
jschakelman@theaterxtreme.com

Theater Xtreme Founder Outlines Growth Objectives and Strategic Initiatives in Special Letter to Shareholders

Newark, DE, 04/08/08 -- Theater Xtreme Entertainment Group, Inc. (OTCBB: TXEG), a nationwide seller and installer of real movie theaters for the home, today announced that its Chief Executive Officer, Scott Oglum, has issued a Special Letter to Shareholders to review recent performance and outline growth goals for the future.

Following is the text of the letter:

In my last letter in February 2007, I summarized Theater Xtreme’s performance and the accomplishments that had been made in the preceding months. Since then, we have learned a lot and have continued with determination to fulfill our vision of becoming the leading retailer in the movie-theater-at-home marketplace. To that end, we still have considerable work before us.

I am writing you today to outline what I believe are the immediate steps necessary for launching our next phase of growth. We’re calling it Phase 2, and it involves the engagement of new skill sets as well as a solid national rollout plan.

Building a great company takes time, patience, and above all perseverance. Over the past four years—Phase 1—we built what Dealerscope magazine’s Editor-In-Chief Jeff O’Heir called the most exciting CE store he’s ever visited. Moreover, we believe we’ve built, tested, and refined our retail model into a scalable form. Now it’s time to launch. We believe our model is ready and our people are ready. As the chief architect of the Theater Xtreme retail model—aided by a dedicated, talented team— it’s now time to bring in the next leadership team to make the long-awaited major growth phase of Theater Xtreme a reality.

To accomplish this, I spent the last year searching for new team members with proven growth-and-scale skill sets. I exhaustively sought individuals with strong financial connections and proven track records of building and managing national retail chains. Today, I am proud to announce we have added three new members with outstanding backgrounds, all of whom are very excited to move us to the next level. We believe it is unusual for a company of our size to attract talent with such impressive credentials.

The first of these individuals is a recent addition to the Board of Directors. Harold (Hal) Bennett is a respected and accomplished innovator from Silicon Valley. He views Theater Xtreme as a visionary retailer, and believes our high-involvement, entertainment-focused retail approach is comparable to such successful retailers as Apple and Bose. Hal has acted as a corporate restructuring advisor for corporations including DuPont, Silicon Graphics, 3M, and Sun Microsystems. He also worked with Microsoft co-founder Paul Allen’s think-tank company, Interval Research, on a network-based home media concept called HomeWorks, where he helped to create retail inroads for its products. We believe his experience with startups and large organizations is impressive, and that he brings with him a number of outstanding connections to growth resources.

We are also pleased to welcome to the Board Vincent Pipia, CPA. He currently serves as Director of Capital Markets at American Capital Partners where he also oversees investment banking operations. Vince, throughout his career, has spent considerable time advising and consulting with multinational, billion-dollar companies. In addition to working with Joseph Gunnar & Co., KPMG, and serving as Senior Vice President of Institutional Research at HD Brous & Co., he brings a seasoned financial background and access to growth capital to assist our Phase 2 national launch plans.

At the executive leadership level we’ve recently been joined by Robert Oberosler acting as President. Bob is a former Vice President of Lowe’s Home Improvement and has served other executive posts at major retailers. With 32 years of experience in operations management, asset management, project management, and supply chain logistics, he brings large scale operational experience to the organization.

We are hopeful that these new additions will help us improve our financial condition and provide the expertise necessary for scaling up, achieving profitability, and strengthening our core competencies. Hal, Vince, and Bob represent a commitment during Phase 2 of our plan to build an expert, influential Board and management team with a deep commitment to growth.

The three largest challenges we face launching a national retail model include creating organizational efficiencies quickly to maximize profits, the need for a broad network of resources to access growth capital, and building a strong leadership team of highly experienced professionals. We are committed to identifying the best and brightest management to drive the company forward, to see through obstacles that stand before us. That’s why on Monday, April 7, 2008 I recommended to the Board and subsequently received unanimous consent to appoint Bob Oberosler to the position of Chairman, CEO, and President of Theater Xtreme Entertainment Group, Inc., effective immediately. His large-scale management and operational skill set is well suited to meet and master the above challenges.

We will continue to build the management team in pursuit of our objectives. Bob is a capable leader. We believe he has the right expertise and experience to execute our Phase 2 national rollout plan. I have the utmost faith in his abilities and will be working intensely with him in the coming months to ensure a smooth transition. During this time, to show our commitment to the company’s success and the broader interests of our shareholders, both Bob and I will agree to substantial reductions and deferment in salaries, committing those savings to the company’s immediate financial needs. We believe in Theater Xtreme, its growth and its potential to become a major player in the industry.

As the former CEO, founder, and largest shareholder of Theater Xtreme, my first goal had always been to build shareholder value. Attempting to do that required adherence to a very detailed plan of developing, testing, and finally implementing a national expansion effort. During our Phase 1 startup stage, we invested heavily in store model improvement and analysis. At times it appeared to some as a costly endeavor. Still, we focused long term and did not lose sight of our goal to optimize the store model and refine our national rollout plan.

I led this Company on a small budget to develop products, technology, and what we believe to be best-in-class processes, signaling to outsiders that we are building a first-class organization. With the help of Dr. Justin Schakelman, our Vice President of Marketing and Training, we designed a first-rate employee training system, established our brand identity, and performed deep data analyses to understand consumer desires. Dr. Schakelman’s efforts also sparked pioneering methods for improving the home entertainment experience in meaningful, exciting ways. In addition to his efforts, we hired architects, furniture designers, space planners, and consultants from leading edge firms to make our stores boldly stand out in a crowded retail marketplace.

With limited funding we chose affordable locations to test our retail model. These third- and fourth-tier locations in small, neighborhood strip centers generated invaluable data and insight that led us to where we are today. Most interestingly, we compiled all of the visitor data since 2004 and arrived at a surprising result. Nationally, the front projection theater-at-home market captures less than one-half of one percent of the total CE retail space. Nonetheless, we were able to sell 10% of all visitors in our stores, with an average ticket of over $7,000. That metric represents a 2000% increase in closing rates when compared to the broader market penetration of front projectors for home entertainment use. These data help validate the potential billion-dollar market size for Theater Xtreme.

Today, I am happy to report, that our national rollout plan is to move into super-regional malls, which we believe would greatly boost consumer awareness and consequently generate foot traffic to impressive new levels along with amplified sales revenue. Furthermore, we are working hard to establish strategic alliances to allow Theater Xtreme to grow quickly and become an industry leader.

Our Phase 2 national rollout plan is clear. The executive team aims to move us swiftly from sub-regional store locations to high visibility, top-tier shopping centers. It should be noted that we do not currently have the required capital to build these new stores. We have signed letters of intent with a publicly traded REIT to lease space and build Theater Xtreme design centers into the new Mall project Moorestown (NJ) Mall and the redesigned Plymouth Meeting Mall outside Philadelphia. If built, the new venues would give us a strong footprint in the Delaware Valley.

I believe with the additional leadership in place and our new insight into the future of Theater Xtreme store locations, we have a winning plan. Let’s get to work. I thank you for your continued support, patience, and interest in Theater Xtreme’s success.

Very Truly Yours,
Scott R. Oglum
Founder

About Theater Xtreme Entertainment Group, Inc.

Theater Xtreme Entertainment Group, Inc (OTCBB: TXEG) is a specialty retailer of real movie theaters for the home. The Company's 80" to 120" front projection systems deliver an authentic movie theater experience, as an increasingly popular alternative to flat panel televisions. Its cinema packages, featuring brand names and factory direct products, are simple to use and cost significantly less than traditional A/V dealer offerings. It operates 3 company owned stores and has 10 franchises in 12 states.

Safe Harbor Statement

Some of the information presented in this letter constitutes forward-looking statements.  Forward-looking statements represent the Company's judgment regarding future events, and are based on currently available information.  Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of known and unknown uncertainties, of which the Company is not aware.  Factors which could cause actual results to differ from expectations include, among others, the ability of the Company to sell franchises, success of the franchise stores, the ability to find suitable locations for new corporate and franchise stores, delay or loss of key products from vendors, the ability to maintain margin and sales growth rate, disruption of product delivery from overseas suppliers, changes in regard to significant suppliers, increased competition from companies with more expertise, experience, or financial resources, technological changes in the home theater market which may render the Company’s offerings obsolete, less competitive, or too expensive, material reduction in the demand for home theaters, and lack of sufficient capital to allow the Company to achieve its corporate store opening goal.  For additional information concerning these and other important factors that may cause the Company’s actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission available at www.sec.gov.
###